Exhibit 99.2

Company Contact Lisa Walthers Tel: 510.420.4167 lisa.walthers@bionovo.com

Bionovo Appoints New Senior Vice President and Chief Financial Officer

--David Boyle to Join Bionovo--

Emeryville, Calif. – January 4, 2012 – Bionovo, Inc. (NASDAQ: BNVI) today announced that David Boyle has joined the Company effective immediately as Senior Vice President and Chief Financial Officer.   In that position, Mr. Boyle will be responsible for directing Bionovo's financial strategy, accounting, financial planning, business development and investor relations functions.

Mr. Boyle brings extensive operational and international financial experience to Bionovo.  He was previously Senior Vice President and Chief Financial Officer of AVI BioPharma, Inc., a Washington-based company developing RNA-based therapeutics.  Prior to AVI, he was Vice President, Finance and Chief Financial Officer of XOMA, Ltd., a California-based leader in the discovery and development of therapeutic antibodies.  In addition to his past positions as Vice President of Finance at Polycom and Director of Business Development at Intel, Mr. Boyle has held senior positions in biotechnology and specialty pharmaceutical companies.  He was previously at Salix Pharmaceuticals, Ltd. in the U.S. and at Ares Serono Group both in the U.S. and Switzerland.

“We are excited to have David join our management team here at Bionovo as we move forward the Phase III clinical development of Menerba, our drug candidate for the treatment of menopausal hot flashes” said Isaac Cohen, Bionovo’s Chairman and Chief Executive Officer.  “Beyond his extensive background in finance, David brings to Bionovo expertise in several business and operational areas.”

Thomas Chesterman, the Company’s former CFO, is leaving the Company to pursue other business interests.

About Bionovo

Bionovo is a pharmaceutical company focused on the discovery and development of safe and effective treatments for women's health and cancer, markets with significant unmet needs and billions in potential annual revenue. The company applies its expertise in the biology of menopause and cancer to design new drugs derived from botanical sources which have novel mechanisms of action. Based on the results of early and mid-stage clinical trials, Bionovo believes they have discovered new classes of drug candidates within their rich pipeline with the potential to be leaders in their markets. Bionovo is headquartered in Emeryville, California and is traded on the NASDAQ Capital Market under the symbol, “BNVI”. For more information about Bionovo and its programs, visit http://www.bionovo.com.

Forward Looking Statements

This release contains certain forward-looking statements relating to the business of Bionovo, Inc. that can be identified by the use of forward-looking terminology such as "believes," "expects," or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development, efficacy and safety, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, physician acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. Bionovo, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.